Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

July 15, 2016

CITIGROUP REPORTS SECOND QUARTER 2016 EARNINGS PER SHARE OF $1.24

NET INCOME OF $4.0 BILLION

REVENUES OF $17.5 BILLION

NET INTEREST MARGIN OF 2.86%

RETURNED $1.5 BILLION OF CAPITAL TO COMMON SHAREHOLDERS;
REPURCHASED 30 MILLION COMMON SHARES

UTILIZED APPROXIMATELY $900 MILLION OF DEFERRED TAX ASSETS

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.5%(1)
SUPPLEMENTARY LEVERAGE RATIO OF 7.5%(2)

BOOK VALUE PER SHARE OF $73.19
TANGIBLE BOOK VALUE PER SHARE OF $63.53(3)

New York, July 15, 2016 — Citigroup Inc. today reported net income for the second quarter 2016 of $4.0 billion, or $1.24 per diluted share, on revenues of $17.5 billion. This compared to net income of $4.8 billion, or $1.51 per diluted share, on revenues of $19.5 billion for the second quarter 2015.

Second quarter 2015 included CVA/DVA(4) of $312 million ($196 million after-tax). Excluding CVA/DVA in the prior year period, revenues decreased 8% from the prior year period, and earnings per diluted share decreased 14% from $1.45 per diluted share in the prior year period.

Michael Corbat, Chief Executive Officer of Citi, said, “These results demonstrate our ability to generate solid earnings in a challenging and volatile environment, again highlighting the resilience of our institution. Nearly all of our net income came from our core businesses and we continued to reduce non-core assets in Citi Holdings. We significantly improved our efficiency ratio, return on assets and return on tangible common equity from the first quarter. We also grew loans in both our consumer and institutional businesses, reduced expenses, and utilized additional deferred tax assets, bringing the total utilized to $10 billion over the last four years. This utilization fuels our ability to generate regulatory capital and, with the Fed’s non-objection to our capital plan, I am pleased that we will significantly increase the amount of capital returned to our shareholders over the next year.”

In the discussion throughout the remainder of this press release, Citigroup’s results of operations in the prior year period are presented excluding CVA/DVA, as applicable, for consistency with the current period’s presentation (see note 4 to this release). Percentage comparisons below are calculated for the second quarter 2016 versus the second quarter 2015, unless otherwise specified.

Citigroup ($ in millions, except per share amounts)	2Q’16	1Q’16	2Q’15	QoQ%	YoY%
Citicorp	16,705	16,080	17,501	4%	-5%
Citi Holdings	843	1,475	1,969	-43%	-57%
Total Revenues	$17,548	$17,555	$19,470	—	-10%

Adjusted Revenues(a)	$17,548	$17,555	$19,158	—	-8%

Expenses	$10,369	$10,523	$10,928	-1%	-5%

Net Credit Losses	1,616	1,724	1,920	-6%	-16%
Credit Reserve Build / (Release)(b)	(256)	233	(453)	NM	43%
Provision for Benefits and Claims	49	88	181	-44%	-73%
Total Cost of Credit	$1,409	$2,045	$1,648	-31%	-15%

Income from Continuing Operations Before Taxes	$5,770	$4,987	$6,894	16%	-16%
Provision for Income Taxes	1,723	1,479	2,036	16%	-15%
Income from Continuing Operations	$4,047	$3,508	$4,858	15%	-17%
Net Income (Loss) from Discontinued Operations	(23)	(2)	6	NM	NM
Non-Controlling Interest	26	5	18	NM	44%
Citigroup Net Income	$3,998	$3,501	$4,846	14%	-17%

Adjusted Net Income(a)	$3,998	$3,501	$4,650	14%	-14%

Common Equity Tier 1 Capital Ratio	12.5%	12.3%	11.4%
Supplementary Leverage Ratio	7.5%	7.4%	6.7%
Return on Average Common Equity	7.0%	6.4%	9.1%
Book Value per Share	$73.19	$71.47	$68.27	2%	7%
Tangible Book Value per Share	$63.53	$62.58	$59.18	2%	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 2Q’15.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $17.5 billion in the second quarter 2016 decreased 8%. Excluding the impact of foreign exchange translation(5), Citigroup revenues decreased 6%, driven by a 56% decrease in Citi Holdings, while Citicorp revenues were unchanged versus the prior year period.

Citigroup’s net income decreased 14% to $4.0 billion in the second quarter 2016, driven by the lower revenues and a higher effective tax rate, partially offset by lower cost of credit and lower operating expenses. Citigroup’s effective tax rate was 30% in the current quarter, an increase from 29% in the second quarter 2015.

Citigroup’s operating expenses decreased 5% to $10.4 billion in the second quarter 2016, as lower expenses in Citi Holdings and a benefit from foreign exchange translation were partially offset by ongoing investments in Citicorp. Citigroup’s cost of credit in the second quarter 2016 was $1.4 billion, a 15% decrease, driven by a 16% decrease in net credit losses, partially offset by a smaller net loan loss reserve release.

Citigroup’s allowance for loan losses was $12.3 billion at quarter end, or 1.96% of total loans, compared to $14.1 billion, or 2.25% of total loans, at the end of the prior year period. Total non-accrual assets of $6.3 billion fell 6% from the prior year period. Consumer non-accrual loans declined 30% to $3.7 billion. Corporate non-accrual loans of $2.5 billion increased $1.2 billion from the prior year period and 6% from the prior quarter, mostly related to energy-related loans in the Institutional Clients Group (ICG).

Citigroup’s loans were $634 billion as of quarter end, approximately unchanged from the prior year period, and up 2% in constant dollars. In constant dollars, 6% growth in Citicorp loans was largely offset by continued declines in Citi Holdings, driven primarily by continued reductions in the North America mortgage portfolio.

Citigroup’s deposits were $938 billion as of quarter end, up 3%, and up 5% in constant dollars. In constant dollars, Citicorp deposits increased 6%, driven by a 5% increase in ICG deposits and a 2% increase in Global Consumer Banking (GCB) deposits. In constant dollars, Citi Holdings deposits declined 35%, driven by divestiture activity.

Citigroup’s book value per share was $73.19 and tangible book value per share was $63.53, each as of quarter end, both representing 7% increases. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 12.5%, up from 11.4% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the second quarter 2016 was 7.5%, up from 6.7% in the prior year period. During the second quarter 2016, Citigroup returned a total of approximately $1.5 billion of capital to common shareholders in the form of dividends and repurchases of approximately 30 million common shares.

Citicorp ($ in millions, except as otherwise noted)	2Q’16	1Q’16	2Q’15	QoQ%	YoY%
Global Consumer Banking	7,733	7,770	8,184	—	-6%
Institutional Clients Group	8,846	8,036	8,946	10%	-1%
Corporate / Other	126	274	371	-54%	-66%
Total Revenues	$16,705	$16,080	$17,501	4%	-5%

Adjusted Revenues(a)	$16,705	$16,080	$17,198	4%	-3%

Expenses	$9,511	$9,695	$9,566	-2%	-1%

Net Credit Losses	1,514	1,581	1,586	-4%	-5%
Credit Reserve Build / (Release)(b)	(27)	266	(270)	NM	90%
Provision for Benefits and Claims	20	28	21	-29%	-5%
Total Cost of Credit	$1,507	$1,875	$1,337	-20%	13%

Net Income	$3,905	$3,155	$4,690	24%	-17%

Adjusted Net Income(a)	$3,905	$3,155	$4,500	24%	-13%

Adjusted Revenues(a)
North America	8,234	7,920	8,274	4%	—
EMEA	2,615	2,207	2,435	18%	7%
Latin America	2,281	2,216	2,443	3%	-7%
Asia	3,449	3,463	3,675	—	-6%
Corporate / Other	126	274	371	-54%	-66%

Adjusted Income from Continuing Operations(a)
North America	1,901	1,444	2,074	32%	-8%
EMEA	720	399	613	80%	17%
Latin America	580	493	610	18%	-5%
Asia	837	854	984	-2%	-15%
Corporate / Other	(89)	(29)	231	NM	NM

EOP Assets ($B)	1,753	1,728	1,705	1%	3%
EOP Loans ($B)	592	573	568	3%	4%
EOP Deposits ($B)	932	925	896	1%	4%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 2Q’15.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $16.7 billion decreased 3%, driven by a 6% decrease in GCB revenues, partially offset by a 2% increase in ICG revenues. Corporate/Other revenues were $126 million, compared to $371 million in the prior year period, driven by the absence of gains on real estate sales and lower debt buyback activity.

Citicorp net income decreased 13% to $3.9 billion, from $4.5 billion in the prior year period, driven by the lower revenues and higher cost of credit, partially offset by lower operating expenses.

Citicorp operating expenses decreased 1% to $9.5 billion, reflecting efficiency savings and a benefit from foreign exchange translation, partially offset by ongoing investments in the franchise.

Citicorp cost of credit of $1.5 billion in the second quarter 2016 increased 13%, largely driven by lower net loan loss reserve releases in the current quarter. Net loan loss reserve releases were $27 million, compared to net loan loss reserve releases of $270 million in the prior year period, while net credit losses decreased 5% to $1.5 billion. Citicorp’s consumer loans 90+ days delinquent decreased 3% to $2.0 billion, and the 90+ days delinquency ratio improved to 0.69% of loans.

Citicorp end of period loans of $592 billion increased 4%. In constant dollars, Citicorp end of period loans grew 6%, with 6% growth in corporate loans to $307 billion and 6% growth in consumer loans to $285 billion.

Global Consumer Banking ($ in millions, except as otherwise noted)	2Q’16	1Q’16	2Q’15	QoQ%	YoY%
North America	4,756	4,874	4,895	-2%	-3%
Latin America	1,248	1,241	1,432	1%	-13%
Asia(a)	1,729	1,655	1,857	4%	-7%
Total Revenues	$7,733	$7,770	$8,184	—	-6%

Expenses	$4,304	$4,408	$4,338	-2%	-1%

Net Credit Losses	1,373	1,370	1,504	—	-9%
Credit Reserve Build / (Release)(b)	32	87	(101)	-63%	NM
Provision for Benefits and Claims	20	28	21	-29%	-5%
Total Cost of Credit	$1,425	$1,485	$1,424	-4%	—

Net Income	$1,322	$1,229	$1,606	8%	-18%

Income from Continuing Operations
North America	842	860	1,085	-2%	-22%
Latin America	184	156	190	18%	-3%
Asia(a)	297	215	336	38%	-12%

Key Indicators ($B)
Retail Banking Average Loans	141	140	143	1%	-1%
Retail Banking Average Deposits	299	296	298	1%	—
Investment Sales	19	16	26	15%	-26%
Cards Average Loans	132	131	130	—	2%
Cards Purchase Sales	96	85	90	13%	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $7.7 billion decreased 6%. In constant dollars, revenues decreased 2%, driven by a 3% decrease in North America GCB, while international GCB revenues were unchanged versus the prior year period.

GCB net income decreased 18% to $1.3 billion, driven by the lower revenues, partially offset by lower operating expenses. Operating expenses decreased 1% to $4.3 billion, as efficiency savings were partially offset by slightly higher repositioning expenses and an increase in ongoing investment spending.

North America GCB revenues of $4.8 billion decreased 3%, with lower revenues in Citi-branded cards, Citi retail services and retail banking. Citi-branded cards revenues of $1.9 billion decreased 1%, as a modest benefit from the previously-disclosed acquisition of the Costco portfolio (acquired on June 17, 2016) was offset by the continued impact of higher rewards costs in the existing portfolio and higher payment rates. Citi retail services revenues of $1.5 billion decreased 4%, primarily driven by the impact of renewing and extending several partnership programs, principally that with The Home Depot, as well as the absence of revenues associated with two portfolios sold in the prior quarter. Retail banking revenues declined 4% to $1.3 billion, as lower mortgage activity was only partially offset by continued growth in consumer and commercial banking.

North America GCB net income was $843 million, down 22%, driven by the decrease in revenues, higher operating expenses and a higher cost of credit. Operating expenses increased 5% to $2.4 billion, primarily driven by the Costco portfolio acquisition as well as continued marketing investments, partially offset by ongoing efficiency savings.

North America GCB cost of credit increased 13% to $1.0 billion. The net loan loss reserve build in the second quarter 2016 was $57 million, compared to a net loan loss reserve release of $108 million in the prior year period, mostly reflecting a reserve build in Citi-branded cards driven by volume growth and the impact of the Costco portfolio acquisition. Net credit losses of $953 million decreased 5%, driven by a 7% decrease in Citi-branded cards to $467 million and a 3% decrease in Citi retail services to $442 million.

International GCB revenues decreased 9% to $3.0 billion and were unchanged in constant dollars. On this basis, revenues in Latin America GCB of $1.2 billion increased 4%, reflecting increases in retail banking loans and deposits as well as card purchase sales, partially offset by a continued decline in card balances, driven by ongoing higher payment rates. Revenues in Asia GCB of $1.7 billion decreased 4%, driven by lower wealth management and retail lending revenues, while cards revenues were unchanged from the prior year period.

International GCB net income decreased 8% to $479 million. In constant dollars, net income increased 7%, driven by lower credit costs. Operating expenses decreased 7% on a reported basis and decreased 1% in constant dollars as ongoing efficiency savings offset investment spending and slightly higher repositioning costs. Credit costs decreased 22% but decreased 13% on a constant dollar basis. On such basis, the net loan loss reserve release was $25 million, compared to a net loan loss reserve build of $6 million in the prior year period, net credit losses decreased 7% and the net credit loss rate was 1.54% of average loans, improved from 1.65% in the prior year period.

Institutional Clients Group ($ in millions)	2Q’16	1Q’16	2Q’15	QoQ%	YoY%
Treasury & Trade Solutions	2,048	1,951	1,955	5%	5%
Investment Banking	1,217	875	1,290	39%	-6%
Private Bank	738	746	747	-1%	-1%
Corporate Lending(a)	389	455	476	-15%	-18%
Total Banking	4,392	4,027	4,468	9%	-2%
Fixed Income Markets	3,468	3,085	3,047	12%	14%
Equity Markets	788	706	649	12%	21%
Securities Services	531	562	570	-6%	-7%
Other	(130)	(278)	(25)	53%	NM
Total Markets & Securities Services	4,657	4,075	4,241	14%	10%
Product Revenues(b)	$9,049	$8,102	$8,709	12%	4%
Gain / (Loss) on Loan Hedges	(203)	(66)	(66)	NM	NM
Total Revenues(c)	$8,846	$8,036	$8,643	10%	2%
CVA / DVA (as excluded above)	—	—	303	NM	NM
Total Revenues	$8,846	$8,036	$8,946	10%	-1%

Expenses	$4,760	$4,869	$4,842	-2%	-2%

Net Credit Losses	141	211	82	-33%	72%
Credit Reserve Build / (Release)(d)	(59)	179	(169)	NM	65%
Total Cost of Credit	$82	$390	$(87)	-79%	NM

Net Income	$2,698	$1,949	$2,845	38%	-5%

Adjusted Net Income(c)	$2,698	$1,949	$2,655	38%	2%

Adjusted Revenues(c)
North America	3,478	3,046	3,379	14%	3%
EMEA	2,615	2,207	2,435	18%	7%
Latin America	1,033	975	1,011	6%	2%
Asia	1,720	1,808	1,818	-5%	-5%

Adjusted Income from Continuing Operations(c)
North America	1,059	584	989	81%	7%
EMEA	720	399	613	80%	17%
Latin America	396	337	420	18%	-6%
Asia	540	639	648	-15%	-17%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 6.

(b) Excludes CVA / DVA in 2Q’15 and gain / (loss) on hedges related to accrual loans in all periods.

(c) Excludes CVA / DVA in 2Q’15.  For additional information, please refer to Appendix A.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $8.8 billion increased 2%, driven by a 10% increase in Markets and Securities Services revenues, partially offset by a 5% decrease in Banking revenues.

Banking revenues of $4.2 billion decreased 5%. Excluding the gain / (loss) on loan hedges within Corporate Lending, Banking revenues of $4.4 billion decreased 2%. Treasury and Trade Solutions (TTS) revenues of $2.0 billion increased 5%. In constant dollars, TTS revenues grew 9% reflecting continued growth in transaction volumes. Investment Banking revenues of $1.2 billion decreased 6%, primarily reflecting lower industry-wide activity during the current quarter. Advisory revenues decreased 7% to $238 million and equity underwriting fell 41% to $174 million, while debt underwriting revenues increased 9% to $805 million. Private Bank revenues decreased 1% to $738 million, primarily driven by lower capital markets and managed investments revenues. Corporate Lending revenues of $389 million declined 18% (excluding gain / (loss) on loan hedges), driven by an adjustment to the residual value of a lease financing as well as higher hedging costs.

Markets and Securities Services revenues of $4.7 billion increased 10%. Fixed Income Markets revenues of $3.5 billion increased 14%, driven by an increase in corporate client activity in rates and currencies as well as a better trading environment in the current quarter, partially offset by lower revenues in securitized products driven by decreased trading opportunities. Equity Markets revenues of $788 million increased 21%. The second quarter 2015 included a previously-disclosed charge to revenues of $175 million for valuation adjustments related to certain financing transactions. Excluding this adjustment, Equity Markets revenues decreased 4% driven by lower market activity as well as the comparison to strong trading performance in Asia in the prior year. Securities Services revenues of $531 million decreased 7% and declined 3% in constant dollars, largely reflecting the absence of revenues from divested businesses.

ICG net income of $2.7 billion increased 2%, driven by the higher revenues and lower operating expenses, partially offset by a higher cost of credit. ICG operating expenses decreased 2% to $4.8 billion, driven by repositioning savings and a benefit from foreign exchange translation. ICG cost of credit was $82 million, compared to negative $87 million in the prior year period. ICG cost of credit included net credit losses of $141 million ($82 million in the prior year period) and a net loan loss reserve release of $59 million (net loan loss reserve release of $169 million in the prior year period). The allowance for loan losses attributable to energy-related loans in ICG decreased to 3.9% of funded exposures as of the second quarter 2016, compared to 4.2% as of the first quarter 2016, as net credit losses in the portfolio were offset by previously-established reserves.

ICG average loans grew 5% to $303 billion while end of period deposits increased 3% to $607 billion. In constant dollars, average loans increased 6%, while end of period deposits increased 5%.

Citi Holdings ($ in millions, except as otherwise noted)	2Q’16	1Q’16	2Q’15	QoQ%	YoY%
Total Revenues	$843	$1,475	$1,969	-43%	-57%

Adjusted Revenues(a)	$843	$1,475	$1,960	-43%	-57%

Expenses	$858	$828	$1,362	4%	-37%

Net Credit Losses	102	143	334	-29%	-69%
Credit Reserve Build / (Release)(b)	(229)	(33)	(183)	NM	-25%
Provision for Benefits and Claims	29	60	160	-52%	-82%
Total Cost of Credit	$(98)	$170	$311	NM	NM

Net Income	$93	$346	$156	-73%	-40%

Adjusted Net Income(a)	$93	$346	$150	-73%	-38%

EOP Assets ($B)	66	73	124	-10%	-47%
EOP Loans ($B)	41	45	64	-9%	-35%
EOP Deposits ($B)	6	9	12	-30%	-45%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 2Q’15.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $843 billion decreased 57% from the prior year period, mainly reflecting continued reductions in Citi Holdings assets and lower gains on asset sales. As of the end of the second quarter 2016, Citi Holdings assets were $66 billion, 47% below the prior year period and 10% below the prior quarter, primarily reflecting continued asset sales, and represented approximately 4% of total Citigroup assets. As of the end of the second quarter 2016, Citigroup had signed agreements to reduce Citi Holdings assets by an additional $7 billion.

Citi Holdings net income was $93 million, compared to $150 million in the prior year period, reflecting the lower revenues, partially offset by lower operating expenses and a lower cost of credit. Citi Holdings operating expenses declined 37% to $858 million, primarily driven by the ongoing decline in assets, partially offset by higher legal expenses. Operating expenses in the second quarter 2016 included legal and related expenses of $116 million, compared to $79 million in the prior year period. Cost of credit of negative $98 million compared to $311 million in the prior year period. The net loan loss reserve release was $229 million, compared to $183 million in the prior year period, primarily reflecting the impact of asset sales. Net credit losses declined 69% to $102 million, reflecting the impact of ongoing divestiture activity as well as continued improvement in the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $1.9 billion at the end of the second quarter 2016, or 4.5% of loans, compared to $3.7 billion, or 5.8% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 47% to $0.9 billion, or 2.2% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	2Q’16	1Q’16	2Q’15	2Q’16	1Q’16	2Q’15
North America
Global Consumer Banking	4,756	4,874	4,895	842	860	1,085
Institutional Clients Group	3,478	3,046	3,379	1,059	584	989
Total North America	$8,234	$7,920	$8,274	$1,901	$1,444	$2,074

EMEA (Institutional Clients Group only)	$2,615	$2,207	$2,435	$720	$399	$613

Latin America
Global Consumer Banking	1,248	1,241	1,432	184	156	190
Institutional Clients Group	1,033	975	1,011	396	337	420
Total Latin America	$2,281	$2,216	$2,443	$580	$493	$610

Asia
Global Consumer Banking(b)	1,729	1,655	1,857	297	215	336
Institutional Clients Group	1,720	1,808	1,818	540	639	648
Total Asia	$3,449	$3,463	$3,675	$837	$854	$984

Corporate / Other	$126	$274	$371	$(89)	$(29)	$231

Citicorp	$16,705	$16,080	$17,198	$3,949	$3,161	$4,512

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 2Q’15.  For additional information, please refer to Appendix A.

(b) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 98883113.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2016 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2015 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup
($ in millions, except per share amounts)	2Q’16	1Q’16	2Q’15
Reported Revenues (GAAP)	$17,548	$17,555	$19,470
Impact of CVA / DVA	—	—	312
Adjusted Revenues	$17,548	$17,555	$19,158
Impact of FX Translation	—	35	(537)
Adjusted Revenues in Constant Dollars	$17,548	$17,590	$18,621

Reported Net Income (GAAP)	$3,998	$3,501	$4,846
Impact of CVA / DVA	—	—	196
Adjusted Net Income	$3,998	$3,501	$4,650
Preferred Dividends	322	210	202
Adjusted Net Income to Common	$3,676	$3,291	$4,448

Reported EPS (GAAP)	$1.24	$1.10	$1.51
Impact of CVA / DVA	—	—	0.06
Adjusted EPS	$1.24	$1.10	$1.45

Average Assets ($B)	$1,807	$1,778	$1,840

Adjusted ROA	0.89%	0.79%	1.01%

Average TCE	$184,130	$181,336	$176,538

Adjusted RoTCE	8.0%	7.3%	10.1%

Note:  Totals may not sum due to rounding.

Citicorp
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues (GAAP)	$16,705	$16,080	$17,501
Impact of CVA / DVA	—	—	303
Adjusted Revenues	$16,705	$16,080	$17,198
Impact of FX Translation	—	13	(495)
Adjusted Revenues in Constant Dollars	$16,705	$16,093	$16,703

Reported Net Income (GAAP)	$3,905	$3,155	$4,690
Impact of CVA / DVA	—	—	190
Adjusted Net Income	$3,905	$3,155	$4,500

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues (GAAP)	$8,846	$8,036	$8,946
Impact of CVA / DVA	—	—	303
Adjusted Revenues	$8,846	$8,036	$8,643

Reported Net Income (GAAP)	$2,698	$1,949	$2,845
Impact of CVA / DVA	—	—	190
Adjusted Net Income	$2,698	$1,949	$2,655

Note:  Totals may not sum due to rounding.

Citi Holdings
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues (GAAP)	$843	$1,475	$1,969
Impact of CVA / DVA	—	—	9
Adjusted Revenues	$843	$1,475	$1,960
Impact of FX Translation	—	23	(42)
Adjusted Revenues in Constant Dollars	$843	$1,498	$1,918

Reported Net Income (GAAP)	$93	$346	$156
Impact of CVA / DVA	—	—	6
Adjusted Net Income	$93	$346	$150

Note:  Totals may not sum due to rounding.

Appendix B

Citigroup
($ in billions)	2Q’16	1Q’16	2Q’15
Reported EOP Loans	$634	$619	$632
Impact of FX Translation	—	(4)	(12)
EOP Loans in Constant Dollars	$634	$615	$621

Reported EOP Deposits	$938	$935	$908
Impact of FX Translation	—	(5)	(17)
EOP Deposits in Constant Dollars	$938	$929	$891

Note: Totals may not sum due to rounding.

Citicorp
($ in billions)	2Q’16	1Q’16	2Q’15
Reported EOP Loans	$592	$573	$568
Impact of FX Translation	—	(4)	(11)
EOP Loans in Constant Dollars	$592	$570	$557

Reported EOP Deposits	$932	$925	$896
Impact of FX Translation	—	(6)	(15)
EOP Deposits in Constant Dollars	$932	$920	$881

Note: Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	2Q’16	1Q’16	2Q’15
Reported EOP Loans	$285	$273	$274
Impact of FX Translation	—	(2)	(6)
EOP Loans in Constant Dollars	$285	$270	$268

Reported EOP Deposits	$302	$303	$301
Impact of FX Translation	—	(3)	(6)
EOP Deposits in Constant Dollars	$302	$300	$295

Note: Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	2Q’16	1Q’16	2Q’15
Reported Average Loans	$303	$295	$288
Impact of FX Translation	—	1	(3)
Average Loans in Constant Dollars	$303	$296	$285

Reported EOP Deposits	$607	$607	$588
Impact of FX Translation	—	(3)	(9)
EOP Deposits in Constant Dollars	$607	$604	$579

Note: Totals may not sum due to rounding.

Appendix B (Cont.)

International Consumer Banking
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues	$2,977	$2,896	$3,289
Impact of FX Translation	—	7	(299)
Revenues in Constant Dollars	$2,977	$2,903	$2,990

Reported Expenses	$1,872	$1,902	$2,022
Impact of FX Translation	—	11	(135)
Expenses in Constant Dollars	$1,872	$1,913	$1,887

Reported Credit Costs	$407	$464	$524
Impact of FX Translation	—	(1)	(57)
Credit Costs in Constant Dollars	$407	$463	$467

Reported Net Income	$479	$369	$521
Impact of FX Translation	—	(2)	(73)
Net Income in Constant Dollars	$479	$367	$448

Note: Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues	$1,248	$1,241	$1,432
Impact of FX Translation	—	(12)	(234)
Revenues in Constant Dollars	$1,248	$1,229	$1,198

Reported Expenses	$726	$720	$846
Impact of FX Translation	—	(5)	(85)
Expenses in Constant Dollars	$726	$715	$761

Note:  Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues	$1,729	$1,655	$1,857
Impact of FX Translation	—	19	(65)
Revenues in Constant Dollars	$1,729	$1,674	$1,792

Reported Expenses	$1,146	$1,182	$1,176
Impact of FX Translation	—	16	(50)
Expenses in Constant Dollars	$1,146	$1,198	$1,126

Note:  Totals may not sum due to rounding.

(1)  For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	2Q’16	1Q’16	2Q’15
Reported Revenues	$2,048	$1,951	$1,955
Impact of FX Translation	—	13	(72)
Revenues in Constant Dollars	$2,048	$1,964	$1,883

Note:  Totals may not sum due to rounding.

Appendix C

($ in millions)	6/30/2016(1)	3/31/2016	6/30/2015

Citigroup Common Stockholders’ Equity(2)	$212,819	$209,947	$205,610
Add: Qualifying noncontrolling interests	134	143	146
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(149)	(300)	(731)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	574	562	474
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,825	21,935	22,312
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	5,358	3,332	4,153
Defined benefit pension plan net assets	964	870	815
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	22,942	23,414	23,760
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(6)	6,873	7,254	9,538

Common Equity Tier 1 Capital (CET1)	$154,566	$153,023	$145,435

Risk-Weighted Assets (RWA)	$1,231,658	$1,239,575	$1,278,593

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.5%	12.3%	11.4%

Note:                  Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules.  Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(1)                                 Preliminary.

(2)                                 Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)                                 Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)                                 The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)                                 Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(6)                                 Assets subject to the 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.  For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($ in millions)	6/30/2016(1)	3/31/2016	6/30/2015

Common Equity Tier 1 Capital (CET1)	$154,566	$153,023	$145,435

Additional Tier 1 Capital (AT1)(2)	19,475	18,119	14,956

Total Tier 1 Capital (T1C) (CET1 + AT1)	$174,041	$171,142	$160,391

Total Leverage Exposure (TLE)	$2,328,601	$2,300,427	$2,386,189

Supplementary Leverage Ratio (T1C / TLE)	7.5%	7.4%	6.7%

Note:                  Citi’s Supplementary Leverage Ratio and related components reflect full implementation of the U.S. Basel III rules.

(1)                                 Preliminary.

(2)                                 Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ in millions, except per share amounts)	6/30/2016(1)	3/31/2016	6/30/2015
Total Citigroup Stockholders’ Equity	$231,888	$227,522	$219,440
Less: Preferred Stock	19,253	17,753	13,968
Common Equity	$212,635	$209,769	$205,472
Less:
Goodwill	22,496	22,575	23,012
Intangible Assets (other than MSRs)	5,521	3,493	4,071
Goodwill and Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	30	30	274
Tangible Common Equity (TCE)	$184,588	$183,671	$178,115

Common Shares Outstanding (CSO)	2,905	2,935	3,010

Tangible Book Value Per Share (TCE / CSO)	$63.53	$62.58	$59.18

(1)  Preliminary.

(1) Preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio, which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C.

(2) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR), which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix D.

(3) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(4) Credit Valuation Adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; Funding Valuation Adjustments (FVA) on derivatives; and Debt Valuation Adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). Effective January 1, 2016, Citigroup early adopted on a prospective basis the amendment in ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, related to the presentation of DVA on fair value option liabilities. Accordingly, beginning in the first quarter 2016, the portion of the change in fair value of these liabilities related to changes in Citigroup’s own credit spreads (DVA) are reflected as a component of Accumulated Other Comprehensive Income (AOCI); previously these amounts were recognized in Citigroup’s revenues and net income. In this release, results for the second quarter 2015 exclude the impact of CVA/DVA, as applicable, for consistency with the current period’s presentation. Citigroup’s results of operations excluding the impact of CVA/DVA in such prior period are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix A.

(5) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices A and B.

(6) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.